Exhibit 99.1

Omega Protein Corporation Board of Directors Nominates Dr. Celeste Clark to Board

●	Nominates David Owen for re-election as a director

●	Announces Dr. Gary Allee will not stand for re-election

HOUSTON, TX – April 19, 2017 – Omega Protein Corporation (NYSE:OME), today announced that its Board of Directors has unanimously nominated Dr. Celeste Clark to stand for election and David Owen for re-election to the Board at its upcoming 2017 Annual Stockholders’ Meeting to be held on June 29, 2017. Dr.Gary Allee, a director since 1998, will not stand for re-election and will retire from the Board on that date. The Corporate Governance and Nominating Committee of the Board of Directors engaged Seiden Krieger Associates, Inc.; an independent search firm, to assist in the identification and evaluation of independent director candidates, and Dr. Clark was nominated as a result of this process.

Dr. Clark served as the Senior Vice President of Global Public Policy and External Relations for Kellogg Company. She also served as the company’s Chief Sustainability Officer and was a member of the company’s global executive leadership team. In addition to having nearly 35 years of food industry experience, Dr. Clark has governance experience in the private, public, and non-profit sectors. She presently serves as a director of the board of AdvancePierre Foods, Mead Johnson Nutrition Company and AAA Michigan. Dr. Clark is also a trustee of the W.K. Kellogg Foundation. Dr. Clark formerly served as a director of Diamond Foods, Inc. until its 2016 acquisition by Snyder’s-Lance, Inc. Dr. Clark is also an adjunct professor in Food Science and Human Nutrition at Michigan State University and the principal of Abraham Clark Consulting, LLC, which specializes in leadership development, health policy and regulatory affairs. She holds a bachelor’s degree from Southern University in Baton Rouge, Louisiana, a master’s degree in nutrition from Iowa State University and a PhD in food science from Michigan State University.

“Dr. Clark will be a tremendous addition to Omega Protein’s Board of Directors,” said Chairman of the Board Gary Goodwin. “She will bring extensive experience in areas such as nutrition and public health policy, which are critical to our ongoing efforts to enhance the world’s health through healthy products.”

“We are also pleased that David Owen will continue his commitment to serve, as he brings tremendous expertise and thought leadership to our board, ”he continued. “On behalf of our shareowners, the Board of Directors, and the entire company, I would like to extend our heartfelt thanks to Dr. Allee for his dedication and service. “As the longest-serving member of our board and former lead independent director, Gary has helped to guide our growth for almost two decades. We are grateful to have served with him and Omega Protein is a stronger company because of Gary’s many outstanding contributions.”

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils, specialty protein products and nutraceuticals.

The Company operates seven manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found in the Atlantic Ocean and Gulf of Mexico.

For More Information

Visit Omega Protein at www.omegaprotein.com, follow us on Twitter at https://twitter.com/omegaprotein, or find us on LinkedIn at https://www.linkedin.com/company/omega-protein-inc.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com